Exhibit 4.2

RISE Education Cayman Ltd – Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share capital is US$2,000,000 divided into

200,000,000 Ordinary Shares of a par value of US$0.01 each

THIS IS TO CERTIFY THAT                                  is the registered holder of                                           Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the said Company on                          by:

DIRECTOR